                                                                    EXHIBIT 4(i)


                              AMENDED AND RESTATED
                         LIMITED PARTNERSHIP AGREEMENT
                   OF CMS ENERGY MICHIGAN LIMITED PARTNERSHIP


                 This Amended and Restated LIMITED PARTNERSHIP AGREEMENT, dated as of ___________, 1995, of CMS Energy Michigan Limited Partnership, a Michigan limited partnership (the "Partnership"), is made by and among CMS Energy Corporation, as General Partner, CMS Energy Finance Corporation, as Class A Limited Partner and the Persons (as defined below) who become limited partners of the Partnership in accordance with the provisions hereof.

                 WHEREAS, CMS Energy Corporation and CMS Energy Finance Corporation have heretofore formed a limited partnership pursuant to the Michigan Act, by filing a Certificate of Limited Partnership (as defined below) with the Secretary of State of the State of Michigan and entering into a Limited Partnership Agreement dated as of February 13, 1995 (the "Limited Partnership Agreement); and

                 WHEREAS, the parties hereto desire to continue the Partnership as a limited partnership under the Michigan Act and to amend and restate the Limited Partnership Agreement in its entirety.

                 NOW, THEREFORE, the parties hereto, intending to be legally bound hereby,agree to amend and restate the Limited Partnership Agreement in its entirety as follows:


                            ARTICLE I - DEFINITIONS

                 For purposes of this Agreement, each of the following terms shall have the meaning set forth below (such meaning to be equally applicable to both singular and plural forms of the terms so defined).

                 "ACTION" shall have the meaning set forth in Section 13.01(b).

                 "ADDITIONAL AMOUNTS" shall have the meaning set forth in
Section 13.01(b)(x).

                 "AFFILIATE" shall mean, with respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person.

                 "AGREEMENT" shall mean this Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time, including, without limitation, by any Action establishing a series of Preferred Partner Interests.

                 "BOOK ENTRY INTERESTS" shall mean a beneficial interest in the Certificates, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in Section 14.04.

                 "BUSINESS DAY" shall mean any day other than a day on which banking institutions in The City of New York or the State of Michigan are authorized or required by law to close.

                 "CAPITAL ACCOUNT" shall have the meaning set forth in Section 4.01.

                 "CERTIFICATE" shall mean a certificate substantially in the form attached to any Action, evidencing a Preferred Partner Interest.

                 "CERTIFICATE OF LIMITED PARTNERSHIP" shall mean the Certificate of Limited Partnership of the Partnership and any and all amendments thereto and restatements thereof filed with the Secretary of State of the State of Michigan.

                 "CLASS A LIMITED PARTNER" shall mean CMS Energy Finance Corporation, in its capacity as a limited partner of the Partnership.

                 "CLEARING AGENCY" shall mean an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act.

                 "CLEARING AGENCY PARTICIPANT" shall mean a broker dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

                 "CODE" shall mean the United States Internal Revenue Code of 1986 and (unless the context requires otherwise) the rules and regulations promulgated thereunder, as amended from time to time.

                 "COMMISSION" shall mean the Securities and Exchange Commission.

                 "COVERED PERSON" shall mean any Partner or the Special Representative, any Affiliate thereof or any officers, directors, shareholders, partners, members, employees, representatives or agents of a Partner, the Special Representative or their respective Affiliates, or any employee or agent of the Partnership or its Affiliates.


                 "DEFINITIVE CERTIFICATE" shall have the meaning set forth in
Section 14.04.

                 "DISSOLUTION TAX OPINION" shall have the meaning set forth in the definition of "Tax Event."

                 "ECONOMIC RISK OF LOSS" shall mean the "economic risk of loss" that any Partner is treated as bearing under Treasury Regulation Section 1.752-2 with respect to any Partnership liability.

                 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "EVENT OF DEFAULT" shall mean an event of default under the Indenture.

                 "FISCAL YEAR" shall have the meaning set forth in Section 7.01.

                 "GENERAL PARTNER" shall mean CMS Energy Corporation, in its capacity as general partner of the Partnership, together with any successor thereto that becomes a general partner of the Partnership pursuant to the terms of this Agreement.

                 "GUARANTEE" shall mean the Payment and Guarantee Agreement dated as of ___________, 1995, as amended or supplemented from time to time, of CMS Energy Corporation and any additional Payment and Guarantee Agreements entered into by CMS Energy Corporation for the benefit of the Partners.

                 "INDEMNIFIED PERSON" shall mean the General Partner or the Special Representative, any Affiliate thereof or any officers, directors, shareholders, partners, members, employees, representatives or agents thereof, or any employee or agent of the Partnership or its Affiliates.

                 "INDENTURE" shall mean the Indenture dated as of ___________, 1995, as amended or supplemented from time to time, between CMS Energy Corporation and The Chase Manhattan Bank, National Association, as Trustee and any additional Indentures entered into by CMS Energy Corporation pursuant to which Subordinated Debentures of CMS Energy Corporation are to be issued.

                 "INTEREST" shall mean the entire partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement.

                 "LIMITED PARTNERS" shall mean the Class A Limited Partner, if any, and the Preferred Partners.

                 "LIQUIDATING DISTRIBUTIONS" shall mean distributions of Partnership property made upon a liquidation and dissolution of the Partnership as provided in Article XII.

                 "LIQUIDATING TRUSTEE" shall have the meaning set forth in
Section 12.01.

                 "LIQUIDATION DISTRIBUTION" shall mean the liquidation preference of each series of Preferred Partner Interests as set forth in the Action for such series.

                 "LOSS ITEMS" shall mean, with respect to any fiscal period, items of gross Partnership loss, deduction or expense for such period.

                 "MICHIGAN ACT" shall mean the Michigan Revised Uniform Limited Partnership Act, Mich. Comp. Laws Ann. Section 449.1101, et seq., as amended from time to time or any successor statute thereto.

                 "NET INCOME" or "NET LOSS" shall mean, with respect to any Fiscal Year, the sum of the Partnership's (a) net gain or loss from the sale or exchange of the Partnership's capital assets during such Fiscal Year, and (b) all other items of income, gain, loss, deduction and expense for such Fiscal Year that are not included in (a). Net Income or Net Loss shall be determined in accordance with Federal tax accounting principles rather than generally accepted accounting principles, except that a distribution in kind of Partnership property shall be treated as a taxable disposition of such property for its fair market value (taking into account Section 7701(g) of the Code) on the date of distribution. For purposes of determining the Capital Accounts as set forth in Article IV, "Net Income" and "Net Loss" shall be computed in the same manner as the Partnership computes its income for Federal income tax purposes, except that adjustments shall be made in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), which adjustments shall include any income which is exempt from United States Federal income tax, all Partnership losses and all expenses properly chargeable to the Partnership, whether deductible or non-deductible and whether described in Section 705(a)(2)(B) of the Code, treated as so described pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), or otherwise.

                 "1940 ACT" shall mean the Investment Company Act of 1940, as amended.

                 "PARTNERS" shall mean the General Partner and the Limited Partners.

                 "PARTNERSHIP" shall mean CMS Energy Michigan Limited Partnership, a limited partnership formed under the laws of the State of Michigan.

                 "PERSON" shall mean any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

                 "PREFERRED PARTNER" shall mean a limited partner of the Partnership who holds one or more Preferred Partner Interests.

                 "PREFERRED PARTNER INTEREST OWNER" shall mean, with respect to a Book Entry Interest, a Person who is the beneficial owner of such Book Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).

                 "PREFERRED PARTNER INTERESTS" shall mean the Interests described in Article XIII.

                 "PURCHASE PRICE" shall mean the amount paid for each Preferred Partner Interest.

                 "REDEMPTION PRICE" shall have the meaning set forth in Section 13.01(b)(v).

                 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                 "SPECIAL REPRESENTATIVE" shall have the meaning set forth in
Section 13.02(d).

                 "SUBORDINATED DEBENTURES" shall mean the Subordinated Debentures of CMS Energy Corporation issued under the Indenture.

                 "TAX EVENT" shall mean that the General Partner shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
(b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that (i) the Partnership is subject to federal income tax with respect to interest received on any series of Subordinated Debentures;
(ii) interest payable to the Partnership on any series of Subordinated Debentures will not be deductible by CMS Energy Corporation for federal income tax purposes; or (iii) the Partnership is subject to more than a de minimis amount of other taxes, duties or other governmental charges.

                 "TAX MATTERS PARTNER" shall have the meaning set forth in
Section 7.05.

                 "TRANSFER" shall mean any transfer, sale, assignment, gift, pledge, hypothecation or other disposition or encumbrance of an interest in the Partnership.

                 "TREASURY REGULATIONS" shall mean the final and temporary income tax regulations, as well as the procedural and administrative regulations, promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

                 "TRUSTEE" shall mean NBD Bank, N.A. or any other trustee under the Indenture.

                 "UNDERWRITING AGREEMENT" shall mean the Underwriting Agreement dated ___________, 1995, among the Partnership, CMS Energy Corporation and the underwriters named therein with regard to the sale of Preferred Partner Interests and related securities and any additional Underwriting Agreements entered into by the Partnership and CMS Energy Corporation with regard to the sale of additional Preferred Partner Interests and related securities.


          ARTICLE II - CONTINUATION; NAME; PURPOSES; TERM; DEFINITIONS

                 SECTION 2.01. FORMATION. The parties hereto hereby join together to continue a limited partnership which shall exist under and be governed by the Michigan Act. The Partnership shall make any and all filings or disclosures required under the laws of Michigan or otherwise with respect to its continuation as a limited partnership, its use of a fictitious name or otherwise as may be required. The Partnership shall be a limited partnership among the Partners solely for the purposes specified in Section 2.03 hereof, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the business purposes of the Partnership as specified in Section 2.03. No Partner shall have any power to bind any other Partner with respect to any matter except as specifically provided in this Agreement. No Partner shall be responsible or liable for any indebtedness or obligation of any other Partner incurred either before or after the execution of this Agreement. The assets of the Partnership shall be owned by the Partnership as an entity, and no Partner individually shall own any direct interest in the assets of the Partnership.

                 SECTION 2.02. NAME AND PLACE OF BUSINESS. The name of the Partnership is "CMS Energy Michigan Limited Partnership" The Partnership may operate under the name of "CMS Energy Michigan" and such name shall be used for no purposes other than those set forth herein. The principal place of business of the Partnership shall be Fairlane Plaza South, 330 Town Center Drive, Dearborn, Michigan 48126, or at such other place as may be selected by the General Partner in its sole discretion.

                 SECTION 2.03. PURPOSES. The sole purposes of the Partnership are to issue and sell Interests in the Partnership, including, without limitation, Preferred Partner Interests, and to use the proceeds of all sales of Interests in the partnership to purchase Subordinated Debentures issued by CMS Energy Corporation pursuant to the Indenture and to effect other similar arrangements permitted by this Agreement, and to engage in any and all activities necessary, convenient, advisable or incidental thereto. The Partnership shall not borrow money or issue debt or mortgage or pledge any of its assets.

                 SECTION 2.04. TERM. The Partnership was formed on February 13, 1995 and shall continue without dissolution through February 13, 2094, unless sooner dissolved as provided in Article XI hereof.

                 SECTION 2.05. QUALIFICATION IN OTHER JURISDICTIONS. The General Partner shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business. The General Partner shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in any jurisdiction in which the Partnership may wish to conduct business.

                 SECTION 2.06. ADMISSION OF PREFERRED PARTNERS. Without execution of this Agreement, upon receipt by a Person of a Certificate and payment for the Preferred Partner Interest being acquired by such Person, which shall be deemed to constitute a request by such Person that the books and records of the Partnership reflect its admission as a Preferred Partner, such Person shall be admitted to the Partnership as a Preferred Partner and shall become bound by this Agreement.

                 SECTION 2.07. RECORDS. The name and mailing address of each Partner and the amount contributed to the capital of the Partnership shall be listed on the books and records of the Partnership. The Partnership shall keep such other records as are required by the Michigan Act. The General Partner shall update the books and records from time to time as necessary to accurately reflect the information therein.

                 SECTION 2.08. WITHDRAWAL OF CLASS A LIMITED PARTNER. Upon the admission of at least one Preferred Partner as a limited partner of the Partnership, the Class A Limited Partner shall be deemed to have withdrawn from the Partnership as a limited partner of the Partnership, and upon such withdrawal, the Class A Limited Partner shall have its capital contribution returned to it without any interest or deduction and shall have no further interest in the Partnership.


                      ARTICLE III - CAPITAL CONTRIBUTIONS

                 SECTION 3.01. CAPITAL CONTRIBUTIONS. As of the date of this Agreement, the General Partner has contributed the amount of $___________ to the capital of the Partnership and shall make any further contributions required to satisfy its obligations under Section 3.04. Each Preferred Partner, or its predecessor in interest, will contribute to the capital of the Partnership the amount of the Purchase Price for the Preferred Partner Interests held by it.

                 SECTION 3.02. ADDITIONAL CAPITAL CONTRIBUTIONS. No Partner shall be required to make any additional contributions or advances to the Partnership except as provided in Section 3.04 or by law. The General Partner may make additional capital contributions in excess of the amounts required under this Agreement at any time.

                 SECTION 3.03. NO INTEREST OR WITHDRAWALS. No interest shall accrue on any capital contribution made by a Partner, and no Partner shall have the right to withdraw or to be repaid any portions of its capital contributions so made, except as specifically provided in this Agreement.

                 SECTION 3.04. MINIMUM CAPITAL CONTRIBUTION OF GENERAL PARTNER. Whenever any Limited Partner makes a capital contribution, the General Partner shall immediately make the capital contribution sufficient to cause the aggregate capital contribution of the General Partner to equal at least 1% of the aggregate capital contributed by all Partners for each series of Preferred Partner Interests issued by the Partnership and the Partnership shall use each such General Partner capital contribution to purchase Subordinated Debentures. Any such additional contributions shall constitute additional capital contributions made by the General Partner. In addition, all payments made by the General Partner as required by Section 8.03(c) shall be treated as additional capital contributions to the Partnership.

                 SECTION 3.05. PARTNERSHIP INTERESTS. Unless otherwise provided herein, the percentage interests of the Partners shall be as determined in proportion to the capital contributions of the Partners.

                 SECTION 3.06. INTERESTS. Each Partner's respective Preferred Partner Interests shall be set forth on the books and records of the Partnership. Each Partner hereby agrees that its Interests shall for all purposes be personal property. No Partner has an interest in specific Partnership property. The Partnership shall not issue any additional interest in the Partnership after the date hereof other than Interests to the General Partner or Preferred Partner Interests.


                         ARTICLE IV - CAPITAL ACCOUNTS

                 SECTION 4.01. CAPITAL ACCOUNTS. There shall be established on the books of the Partnership a capital account ("Capital Account") for each Partner that shall consist of the initial capital contribution to the partnership made by such Partner (or such Partner's predecessor in interest), increased by: (a) any additional capital contributions made by such Partner,
(b) the agreed value of any property subsequently contributed to the capital of the Partnership by such Partner; and (c) Net Income allocated to any Partner (or predecessor thereof). A Partner's Capital Account shall be decreased by:
(a) Net Loss allocated to any Partner (or predecessor thereof); and (b) any distributions made to such Partner. In addition to and notwithstanding the foregoing, Capital Accounts shall be otherwise adjusted in accordance with the tax accounting principles set forth in Treasury Regulation Section 1.704-1(b)
(2) (iv).

                 SECTION 4.02. COMPLIANCE WITH TREASURY REGULATIONS. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are determined in order to comply with such regulations, the General Partner may make such modification.

                            ARTICLE V - ALLOCATIONS

                 SECTION 5.01. NET INCOME AND NET LOSS. Net Income and Net Loss of the Partnership shall be allocated in the following manner. First, all deductions of the Partnership for which the General Partner has made a payment as required by Section 8.03(c) shall be allocated to the General Partner.
Then, for each fiscal period, the remaining Net Income of the Partnership attributable to each series of Preferred Partner Interests shall be allocated
(i) first, to the Preferred Partners, pro rata in proportion to the number of Preferred Partner Interests held by each Preferred Partner and at the distribution rate specified in the Action for each series of Preferred Partner Interests, in an amount equal to the excess of (a) the distributions accrued on such Preferred Partner Interests since their date of issuance through and including the close of the current fiscal period (whether or not paid) over (b) the amount of profits allocated to the Preferred Partners pursuant to this
Section 5.01(i) in all prior fiscal periods; and (ii) thereafter, to the General Partner. The foregoing allocations shall be made separately with respect to each series of Preferred Partner Interests. The Net Losses of the Partnership shall be allocated each year to the General Partner. Notwithstanding anything to the contrary in this Agreement, the General Partner shall be allocated at least one percent of all items of income, gain, loss, deduction and credit of the Partnership.

                 SECTION 5.02. ALLOCATION RULES. For purposes of determining the profits, losses or any other items allocable to any period, profits, losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner in its sole and absolute discretion using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder. The Partners are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income and loss for income tax purposes.

                 SECTION 5.03. ADJUSTMENTS TO REFLECT CHANGES IN INTERESTS. Notwithstanding the foregoing, with respect to any Fiscal Year during which any Partner's percentage interest in the Partnership changes, whether by reason of the admission of a Partner, the withdrawal of a Partner, a non-pro rata contribution of capital to the Partnership or any other event described in
Section 706(d)(1) of the Code and the Treasury Regulations issued thereunder, allocations of the items of income, gain, loss and deduction of the Partnership shall be adjusted appropriately to take into account the varying interests of the Partners during such Fiscal Year. The General Partner shall consult with the Partnership's accountants and other tax advisors and shall select the method of making such adjustments, which method shall be used consistently thereafter.

                 SECTION 5.04. TAX ALLOCATIONS. For Federal, state and local income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations made pursuant to the provisions of this Article V for such Fiscal Year (other than allocations of items which are not deductible or are excluded from taxable income), taking into account any variation between the adjusted tax basis and book value of Partnership property in accordance with the principles of Section 704(c) of the Code using the traditional method with curative allocations as provided in Treasury Regulation
Section 1.704-3(c).

                 SECTION 5.05. QUALIFIED INCOME OFFSET. Notwithstanding any other provision hereof, if any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (4), (5), or (6) which creates or increases a deficit in the Capital Account of such Partner (and, for this purpose, the existence of a deficit shall be determined by reducing the Partner's Capital Account by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6)), the next available gross income of the Partnership shall be allocated to the Partners having such deficit balances, in proportion to the deficit balances, until such deficit balances are eliminated as quickly as possible. The provisions of this Section 5.05 are intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and implemented as therein provided. The allocations pursuant to this Section 5.05 shall be made if and to the extent that a Limited Partner would have a deficit Capital Account after all other allocations provided for in this Article V have been made as if
Section 5.05 were not in this Agreement.

                 SECTION 5.06. GROSS INCOME ALLOCATION. In the event any Limited Partner has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.06 shall be made if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Sections 5.05 and 5.06 were not in this Agreement.

                 SECTION 5.07. CURATIVE ALLOCATIONS. The allocations set forth in Sections 5.05 and 5.06 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset with special allocations of income, gain, loss or deduction pursuant to this Section 5.07.

                 SECTION 5.08. CURATIVE AMENDMENTS. Notwithstanding any other provision of this Agreement, the allocations under this Agreement shall affect an allocation for Federal income tax purposes in a manner consistent with
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If for any reason the allocations contained in this Agreement shall conflict with the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner may amend these provisions if it believes that such an amendment is necessary to reflect allocations consistent with such Treasury Regulations.

                 SECTION 5.09. TAXPAYER INFORMATION. Any Person who holds Preferred Partner Interests as a nominee for another Person is required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) information as to whether the beneficial owner is (i) a Person that is not a United States Person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Partner Interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.


                           ARTICLE VI - DISTRIBUTIONS

                 SECTION 6.01. DISTRIBUTIONS. Preferred Partners shall receive periodic cash distributions, if any, in accordance with the applicable terms of the Preferred Partner Interests as provided in the Action issued pursuant to Section 13.01 for such series, as and when declared by the General Partner. The cash distributions, if any, made pursuant to the preceding sentence may include cash distributions in complete redemption of any series of Preferred Partner Interests in accordance with the applicable terms of such Preferred Partner Interests, as and when declared by the General Partner. Subject to the rights of the holders of the Preferred Partner Interests, the General Partner shall receive such cash distributions, if any, as may be declared from time to time by the General Partner.

                 SECTION 6.02.  CERTAIN DISTRIBUTIONS PROHIBITED.
Notwithstanding anything in this Agreement to the contrary, all Partnership distributions shall be subject to the following limitations:

                 (a) No distribution shall be made to any Partner if, and to the extent that, such distribution would not be permitted under Section
449.1607 of the Michigan Act or other applicable law.

                 (b) No distribution shall be made to any Partner to the extent that such distribution, if made, would create or increase a deficit balance in the Capital Account of such Partner.

                 (c) Other than Liquidating Distributions, no distribution of Partnership property shall be made in kind. Notwithstanding anything in the Michigan Act or this Agreement to the contrary, in the event of a Liquidating Distribution, a Partner may be compelled in accordance with Section 12.01 to accept a distribution of cash or any other asset in kind from the Partnership even if the percentage of the asset distributed to it exceeds a percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership.


                   ARTICLE VII - ACCOUNTING MATTERS; BANKING

                 SECTION 7.01. FISCAL YEAR. The fiscal year ("Fiscal Year") of the Partnership shall be the calendar year, or such other year as is required by the Code.

                 SECTION 7.02. CERTAIN ACCOUNTING MATTERS. (a) At all times during the existence of the Partnership, the General Partner shall keep, or cause to be kept, full books of account, records and supporting documents, which shall reflect in reasonable detail, each transaction of the Partnership. The books of account shall be maintained on the accrual method of accounting, in accordance with generally accepted accounting principles, consistently applied. The Partnership shall use the accrual method of accounting for United States Federal income tax purposes. The books of account and the records of the Partnership shall be examined by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants selected by the General Partner.

                 (b) The General Partner shall cause to be prepared and delivered to each of the Partners, within 90 days after the end of each Fiscal Year of the Partnership, annual financial statements of the Partnership, including a balance sheet of the Partnership as of the end of such Fiscal Year and the related statements of income or loss and a statement indicating such

Partner's share of each item of Partnership income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes.

                 (c) Notwithstanding anything in this Agreement to the contrary, the General Partner may, to the maximum extent permitted by applicable law, keep confidential from the Partners for such period of time as the General Partner deems reasonable any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or which the Partnership or a third party is required by law or by an agreement to keep confidential.

                 (d) The General Partner may make, or revoke, in its sole and absolute discretion, any elections for the Partnership that are permitted under tax or other applicable laws, including elections under Section 704(c) of the Code, provided that the General Partner shall not make any elections pursuant to Section 754 of the Code.

                 SECTION 7.03. BANKING. The Partnership shall maintain one or more bank accounts in the name and for the sole benefit of the Partnership.
The sole signatories for such accounts shall be designated by the General Partner. Reserve cash, cash held pending the expenditure of funds for the business of the Partnership or cash held pending a distribution to one or more of the Partners may be invested in any manner at the sole and absolute discretion of the General Partner.

                 SECTION 7.04. RIGHT TO RELY ON AUTHORITY OF GENERAL PARTNER. No Person that is not a Partner, in dealing with the General Partner, shall be required to determine such General Partner's authority to make any commitment or engage in any undertaking on behalf of the Partnership, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner.

                 SECTION 7.05. TAXATION. The Partners intend that the Partnership shall be taxed as a partnership for Federal and state income and single business tax purposes and the Partners agree to take all action, including amendment of this Agreement and execution of such other documents to qualify for and receive such treatment.

                 SECTION 7.06. SURVIVAL OF TAX PROVISIONS. The provisions of this Agreement relating to tax matters shall survive the termination of this Agreement and the termination of any Partner's interest in the Partnership and shall remain binding on that Partner for the period of time necessary to resolve with any Federal, state and local tax authorities any tax matters regarding the Partnership.

                 SECTION 7.07. TAX MATTERS PARTNER. The "tax matters partner," as defined in Section 6231 of the Code, of the Partnership shall be the General Partner (the "Tax Matters Partner"). The Tax Matters Partner shall receive no compensation from the Partnership for its services in that capacity. The Tax Matters Partner is authorized to employ such accountants, attorneys and agents as it, in its sole and absolute discretion, deems necessary or appropriate. Any Person who serves as Tax Matters Partner shall not be liable to the Partnership or to any Partner for any action it takes or fails to take as Tax Matters Partner with respect to any administrative or judicial proceeding involving "partnership items" (as defined in Section 6231 of the Code) of the Partnership.


                           ARTICLE VIII - MANAGEMENT

                 SECTION 8.01. MANAGEMENT. (a) The General Partner shall have full and exclusive authority with respect to all matters concerning the conduct of the business and affairs of the Partnership, including (without limitation) the power, without the consent of the Limited Partners, to make all decisions it deems necessary, advisable, convenient or appropriate to accomplish the purposes of the Partnership. The acts of the General Partner acting alone shall serve to bind the Partnership and shall constitute the acts of the Partners.

                 (b) The Limited Partners in their capacity as such shall not take part in the management, operation or control of the business of the Partnership or transact any business in the name of the Partnership. In addition, the Limited Partners, in their capacity as such, shall not be agents of the Partnership and shall not have the power to sign or bind the Partnership to any agreement or document. The Limited Partners shall have the right to vote only with respect to those matters specifically provided for in this Agreement. Notwithstanding anything herein to the contrary, the Preferred Partners may exercise all rights provided to them, if any, under the Indenture and the Guarantee.

                 (c) The General Partner is authorized and directed to use its best efforts to conduct the affairs of, and to operate, the Partnership in such a way that the Partnership would not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for Federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of CMS Energy Corporation for Federal income tax purposes. In this connection, the General Partner is authorized to take any action not inconsistent with applicable law, the Certificate of Limited Partnership or this Agreement that does not materially adversely affect the interests of holders of Preferred Partner Interests that the General Partner determines in its sole and absolute discretion to be necessary, advisable or desirable for such purposes.

                 SECTION 8.02. FIDUCIARY DUTY. (a) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any other Covered Person, an Indemnified Person acting under this Agreement shall not be liable to the Partnership or to any other Covered Person for its good faith reliance on the provisions of this Agreement or the advice of counsel selected by the Indemnified Person in good faith. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

                 (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that an Indemnified Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Partnership or any Partner, the Indemnified Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, the advice of counsel selected by the Indemnified Person in good faith, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Indemnified Person, the resolution, action or term so made, taken or provided by the Indemnified Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Indemnified Person at law or in equity or otherwise.

                 (c) Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (ii) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

                 SECTION 8.03. SPECIFIC OBLIGATIONS OF THE GENERAL PARTNER. The General Partner hereby undertakes:

                 (a) to devote to the affairs of the Partnership so much of its time as shall be necessary to carry on properly the Partnership's business and its responsibilities hereunder;

                 (b) to cause the Partnership to do or refrain from doing such acts as shall be required by Michigan law in order to preserve the valid existence of the Partnership as a Michigan limited partnership and to preserve the limited liability of the Limited Partners; and

                 (c) to pay directly all, and the Partnership shall not be obligated to pay, directly or indirectly, any, of the costs and expenses of the Partnership (including, without limitation, costs and expenses relating to the organization of, and offering of limited partner interests in, the Partnership and costs and expenses relating to the operation of the Partnership, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and costs and expenses incurred in connection with the acquisition, financing, and disposition of Partnership assets).

                 SECTION 8.04. POWERS OF THE GENERAL PARTNER. The General Partner shall have the right, power and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate to effectuate the business, purposes and objectives of the Partnership. Without limiting the generality of the foregoing, the General Partner shall have the power and authority without any further act, approval or vote of any Partner to:

                          (a)  issue Interests, including Preferred Partner
Interests, and classes and series thereof, in accordance with this Agreement;

                          (b)  act as, or appoint another Person to act as,
registrar and transfer agent for the Preferred Partner Interests;

                          (c)  establish a record date with respect to all
actions to be taken hereunder that require a record date to be established, including with respect to allocations, distributions and voting rights and declare distributions and make all other required payments on General Partner, Class A Limited Partner and Preferred Partner Interests as the Partnership's paying agent;

                          (d)  enter into and perform one or more Indentures
and one or more Underwriting Agreements and use the proceeds from the issuance of the Interests and the General Partner's Interest to purchase the Subordinated Debentures, in each case on behalf of the Partnership;

                          (e)  bring and defend on behalf of the Partnership
actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

                          (f)  employ or otherwise engage employees and agents
(who may be designated as officers with titles) and managers, contractors, advisors and consultants and pay reasonable compensation for such services;

                          (g)  redeem each series of Preferred Partner
Interests (which shall constitute a return of capital and not a distribution of income) in accordance with its terms and/or to the extent that the related series of Subordinated Debentures is redeemed or reaches maturity; and

                          (h)  execute all documents or instruments, perform
all duties and powers and do all things for and on behalf of the Partnership in all matters necessary, convenient, advisable or incidental to the foregoing.

                 The expression of any power or authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in, or precluded by, this Agreement.

                 SECTION 8.05. INDEPENDENT AFFAIRS. Any Partner or any Affiliate thereof may engage in or possess an interest in any other business venture of whatever nature and description, independently or with others, wherever located and whether or not comparable to or in competition with the Partnership or the General Partner, or any Affiliate thereof, and neither the Partnership nor any of the Partners shall, by virtue of this Agreement, have any rights with respect to, or interests in, such independent ventures or the income, profits or losses derived therefrom. No Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and any Partner or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

                 SECTION 8.06. MEETINGS OF THE PARTNERS. Meetings of the Partners of any class or series or of all classes or series of the Partnership's Interests may be called at any time by the Partners holding 10% in liquidation preference of such class or series of Interests, or of all classes or series of Interests, as the case may be, or as provided in any Action establishing a series of Preferred Partner Interests. Except to the extent otherwise provided in any such Action, the following provisions shall apply to meetings of Partners.

                          (a)  Notice of any meeting shall be given to all
Partners not less than ten (10) business days nor more than sixty (60) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Partners is permitted or required under this

Agreement, such vote, consent or approval may be given at a meeting of Partners or by written consent.

                          (b)  Each Partner may authorize any Person to act for
it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact.
No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

                          (c)  Each meeting of Partners shall be conducted by
the General Partner or by such other Person that the General Partner may designate.

                          (d)  Subject to the provisions of this Section 8.06,
the General Partner, in its sole and absolute discretion, shall establish all other provisions relating to meetings of Partners, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Partners, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote; provided, however, that unless the General Partner has established a lower percentage, a majority of the Partners entitled to vote thereat shall constitute a quorum at all meetings of the Partners.

                 SECTION 8.07. NET WORTH OF THE GENERAL PARTNER. By execution of this Agreement, the General Partner represents and covenants that (a) as of the date hereof and at all times during the existence of the Partnership it will maintain a fair market value net worth of at least ten percent (10%) of the total contributions less redemptions to the partnership, throughout the life of the Partnership, in accordance with Rev. Proc. 89-12, 1989-1 C.B. 798, or such other amount as may be required from time to time pursuant to any amendment, modification or successor to Rev. Proc. 89-12 (such net worth being computed excluding any interest in, or receivable due from, the Partnership and including any income tax liabilities that would become due by the General Partner upon disposition by the General Partner of all assets included in determining such net worth), and (b) it will not make any voluntary dispositions of assets which would reduce the net worth below the amount described in (a).

                 SECTION 8.08. RESTRICTIONS ON GENERAL PARTNER. So long as any series of Subordinated Debentures are held by the Partnership, the General Partner unless so directed by the Special Representative, shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or executing any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default which is available under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all of a series of Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of not less than 66 2/3% of the aggregate stated liquidation preference of all series of Preferred Partner Interests affected thereby, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of all series of Preferred Partner Interests affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Partner Interests. The General Partner shall notify all holders of such Preferred Partner Interests of any notice of default received from the Trustee with respect to such series of Subordinated Debentures. The General Partner shall not cause or permit the Partnership to engage in any activity that is not consistent with the purposes of the Partnership.


                   ARTICLE IX - LIABILITY AND INDEMNIFICATION

                 SECTION 9.01.  PARTNERSHIP EXPENSES AND LIABILITIES.

                 (a) Except as provided in the Michigan Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners to Persons other than the partnership and the other Partners.

                 (b) Except as otherwise expressly required by law, a Limited Partner, in its capacity as such, shall have no liability in excess of (i) the amount of its capital contributions to the Partnership, (ii) its share of any assets and undistributed profits of the Partnership, and (iii) the amount of any distributions wrongfully distributed to it.

                 SECTION 9.02. NO LIABILITY. Except as otherwise expressly provided in Section 9.01(a) or by the Michigan Act, no Covered Person shall be liable to the Partnership or to any other Partner for any act or omission performed or omitted pursuant to the authority granted to it hereunder or by
law, or from a loss    resulting from any mistake or error in judgment on its
part or from the negligence, dishonesty, fraud or bad faith of any employee, independent contractor, broker or other agent of the Partnership, provided that such act or omission, such mistake or error in judgment or the selection of such employee, independent contractor, broker or other agent, as the case may be, did not result from the willful misconduct, gross negligence or fraud of such Covered Person. Any Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

                 SECTION 9.03. INDEMNIFICATION. To the fullest extent permitted by applicable law, except as set forth in Section 8.03(c), an Indemnified Person shall be entitled to indemnification from the Partnership for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of willful misconduct, gross negligence or fraud with respect to such acts or omissions; provided, however, that any indemnity under this Section 9.03 shall be provided out of and to the extent of Partnership assets only, and except as otherwise provided by the Michigan Act, no Covered Person shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in this Section 9.03.


                 ARTICLE X - WITHDRAWAL; TRANSFER RESTRICTIONS

                 SECTION 10.01. TRANSFER BY GENERAL PARTNER; ADMISSION OF SUBSTITUTED GENERAL PARTNER. The General Partner may not Transfer its Interest (in whole or in part) to any Person without the consent of all other Partners, provided that the General Partner may, without the consent of any Partner, Transfer its Interest to _____________________ or any direct or indirect wholly owned subsidiary of CMS Energy Corporation; provided that after such Transfer, the representation and covenant set forth in Section 8.07 remains true and correct. Notwithstanding anything else herein, the General Partner may merge with or into another Person, may permit another Person to merge with or into the General Partner and may Transfer all or substantially all of its assets to another Person if the General Partner is the survivor of such merger or the Person into which the General Partner is merged or to which the General Partner's assets are transferred is a Person organized under the laws of the United States or any state thereof or the District of Columbia and the General Partner shall have the right to admit the assignee or transferee of its Interest which is permitted hereunder as a substituted or additional general partner of the Partnership, without the consent of the Limited Partners. Any such assignee or transferee of all or a part of the Interest of a General Partner shall be deemed admitted to the partnership as a general partner of the Partnership immediately prior to the effective date of such Transfer, and such additional or successor General Partner is hereby authorized to and shall continue the business of the Partnership without dissolution.

                 SECTION 10.02. WITHDRAWAL OF LIMITED PARTNERS. A Preferred Partner may not withdraw from the Partnership prior to the dissolution and winding up of the Partnership except upon the assignment of its Preferred Partner Interests (including any redemption, repurchase, exchange or other acquisition by the Partnership), as the case may be, in accordance with the provisions of this Agreement. Any Person who has been assigned one or more Interests shall provide the Partnership with a completed Form W-8 or such other documents or information as are requested by the Partnership for tax reporting purposes. A withdrawing Preferred Partner shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Preferred Partner Interest except as otherwise expressly provided in this Agreement.


                  ARTICLE XI - DISSOLUTION OF THE PARTNERSHIP

                 SECTION 11.01. NO DISSOLUTION. The Partnership shall not be dissolved by the admission of Partners in accordance with the terms of this Agreement. The death, withdrawal, incompetency, bankruptcy, dissolution or other cessation to exist as a legal entity of a Limited Partner, or the occurrence of any other event that terminates the Interest of a Limited Partner in the Partnership, shall not in and of itself cause the Partnership to be dissolved and its affairs wound up. To the fullest extent permitted by applicable law, upon the occurrence of any such event, the General Partner, subject to the terms of this Agreement, may, without any further act, vote or approval of any Partner, admit any Person to the Partnership as an additional or substitute Limited Partner, which admission shall be effective as of the date of the occurrence of such event, and the business of the Partnership shall be continued without dissolution.

                 SECTION 11.02. EVENTS CAUSING DISSOLUTION. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a)  the expiration of the term of the Partnership, as provided in Section 2.04 hereof;

                          (b)  the withdrawal, removal, retirement,
resignation, expulsion or bankruptcy of the General Partner or Transfer (other than a grant of a security interest) by the General Partner of its entire Interest in the Partnership when the assignee is not admitted to the Partnership as an additional or successor General Partner in accordance with
Section 10.01 hereof, or the occurrence of any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Michigan Act, provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (b) if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to, agrees to and does carry on the business of the Partnership, or (ii) within ninety (90) days after the occurrence of such event, a majority in Interest of the remaining Partners (or such greater percentage in Interest as is required by the Michigan Act) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

                          (c)  the entry of a decree of judicial dissolution
under the Michigan Act; or

                          (d)  the election of the General Partner upon the
occurrence of a Tax Event or any event specified in an Action as an event permitting the dissolution of the Partnership;

                          (e)  the written consent of the General Partner and
all of the Preferred Partners.

                 SECTION 11.03. NOTICE OF DISSOLUTION. Upon the dissolution of the Partnership, the General Partner shall promptly notify the Partners of such dissolution.


               ARTICLE XII - LIQUIDATION OF PARTNERSHIP INTERESTS

                 SECTION 12.01. LIQUIDATION. Upon dissolution of the partnership, the General Partner, or, in the event that the dissolution is caused by an event described in Section 11.02(b) and there is no other General Partner, a Person or Persons who may be approved by Preferred Partners holding not less than a majority in liquidation preference of the Preferred Partner Interests as liquidating trustee the "Liquidating Trustee", shall immediately commence to wind up the Partnership's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the

Partners to minimize the normal losses attendant upon a liquidation. The Preferred Partners shall continue to share profits and losses during liquidation in the same proportions, as specified in Articles V and VI hereof, as before liquidation. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

                          (a)  to creditors of the Partnership, including
Preferred Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Partners;

                          (b)  to the holders of Preferred Partner Interests of
each series then outstanding in accordance with the terms of the Action or Actions for such Series (and if such distribution shall not be made in cash, the holders of Preferred Partner Interests of each series shall receive the corresponding series of Subordinated Debentures held by the Partnership and purchased with the proceeds of each such series of Preferred Partner Interests); and

                          (c)  to all Partners in accordance with their
respective positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

Any General Partner with a negative balance in its Capital Account upon the winding up of the Partnership shall make a capital contribution in cash to the Partnership to eliminate that negative balance before the later of (i) the end of the taxable year during which such liquidation occurs or (ii) 90 days after the date of such liquidation.

                 SECTION 12.02. TERMINATION. The Partnership shall terminate when all of the assets of the Partnership have been distributed in the manner provided for in this Article XII, and the Certificate of Limited Partnership shall have been cancelled in the manner required by the Michigan Act.

                 SECTION 12.03. DUTY OF CARE. The General Partner or the Liquidating Trustee, as the case may be, shall not be liable to the Partnership or any Partner for any loss attributable to any act or omission of the General Partner taken in good faith in connection with the liquidation of the Partnership and distribution of its assets in belief that such course of conduct was in the best interest of the Partnership. The General Partner or the Liquidating Trustee, as the case may be, may consult with counsel and accountants with respect to liquidating the partnership and distributing its assets and shall be justified in acting or omitting to act in accordance with the written opinion of such counsel or accountants, provided they shall have been selected with reasonable care.

                 SECTION 12.04. NO LIABILITY FOR RETURN OF CAPITAL. The General Partner and its respective officers, directors, members, shareholders, employees, representatives, agents, partners and Affiliates shall not be personally liable for the return of the contributions of any Partner to the Partnership. No Limited Partner shall be obligated to restore to the Partnership any amount with respect to a negative Capital Account.


                   ARTICLE XIII - PREFERRED PARTNER INTERESTS

                 SECTION 13.01.  PREFERRED PARTNER INTERESTS.

                 (a) The aggregate number of Preferred Partner Interests which the Partnership shall have authority to issue is unlimited. Each series of Preferred Partner Interests shall rank equally and all Preferred Partner Interests shall rank senior to all other Interests in respect of the right to receive distributions and the right to receive payments out of the assets of the Partnership upon voluntary or involuntary dissolution and winding up of the Partnership. The issuance of any Interests ranking senior to the Preferred Partner Interests shall be deemed to materially adversely affect the rights of the Preferred Partner Interests under this Agreement.

                 (b) The General Partner on behalf of the Partnership is authorized to issue Preferred Partner Interests, in one or more series, having such designations, rights, privileges, restrictions, and other terms and provisions, whether in regard to distributions, return of capital or otherwise, as may from time to time be established in a written action or actions (each, an "Action") of the General Partner providing for the issue of such series. In connection with the foregoing, the General Partner is expressly authorized, prior to issuance, to set forth in an Action or Actions providing for the issue of such series, the following:

                          (i) The distinctive designation of such series which shall distinguish it from other series;

                          (ii) The number of Preferred Partner Interests included in such series, which number may be increased or decreased from time to time unless otherwise provided by the General Partner in creating the series;

                          (iii)  The distribution rate (or method of
         determining such rate) for Preferred Partner Interests of such series and the date or dates upon which such distributions shall be payable;

                          (iv) Whether distributions on Preferred Partner Interests of such series shall be cumulative, and, in the case of Preferred Partner Interests of any series having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Partner Interests of such series shall be cumulative;

                          (v) The amount or amounts which shall be paid out of the assets of the Partnership to the holders of such series of Preferred Partner Interests upon voluntary or involuntary liquidation, dissolution, winding up or termination of the Partnership;

                          (vi) The price or prices at which (the "Redemption Price"), the period or periods within which and the terms and conditions upon which the Preferred Partner Interests of such series may be redeemed or purchased, in whole or in part, at the option of the Partnership or the General Partner;

                          (vii) The obligation, if any, of the Partnership to purchase or redeem Preferred Partner Interests of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the Preferred Partner Interests of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

                          (viii) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Preferred Partner Interests of such series shall be convertible or exchangeable at the option of the Preferred Partner, or the Partnership, into any other Interests or securities or other property or cash or into any other series of Preferred Partner Interests;

                          (ix) The voting rights, if any, of the Preferred Partner Interests of such series in addition to those required by law or set forth herein, and any requirement for the approval by the holders of Preferred Partner Interest, or of the Preferred Partner Interests of one or more series, or of both, as a condition to specified Action or amendments to this Agreement;

                          (x) The additional amounts, if any, which the Partnership will pay as a distribution as necessary in order that the net amounts received by the Preferred Partners who hold such series of Preferred Partner Interests after withholding or deduction of certain taxes, duties, assessments or governmental charges will equal the amount which would have been receivable in respect of such Preferred Partner Interests in the absence of such withholding or deduction ("Additional Amounts"); and

                          (xi) Any other relative rights, powers, preferences, privileges, limitations or restrictions of the Preferred Partner Interests of the series not inconsistent with this Agreement or with applicable law.

                 In connection with the foregoing and without limiting the generality thereof, the General Partner is hereby expressly authorized, without the vote or approval of any other Partner, to take any Action to create under the provisions of this Agreement a series of Preferred Partner Interests that was not previously outstanding. Without the vote or approval of any other Partner, the General Partner may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Partner Interests in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The General Partner shall do all things it deems to be appropriate or necessary to comply with the Michigan Act and is authorized and directed to do all things it deems to be necessary or permissible in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any Federal, state or other governmental agency or any securities exchange.

                 Any Action or Actions taken by the General Partner pursuant to the provisions of this paragraph (b) shall be deemed an amendment and supplement to and part of this Agreement.

                 (c) Except as otherwise provided in this Agreement or in any Action in respect of any series of the Preferred Partner Interests and as otherwise required by law, all rights to the management and control of the Partnership shall be vested exclusively in the General Partner.

                 (d) No holder of Interests shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Interests of any class or series whatsoever, or of securities convertible into any Interests of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of distribution. Any Person acquiring Preferred Partner Interests shall be admitted to the partnership as a Preferred Partner upon compliance with Section 2.06.

                 SECTION 13.02. TERMS OF ALL PREFERRED PARTNER INTERESTS. Notwithstanding anything else in any Action to the contrary, all Preferred Partner Interests of the Partnership shall have the following voting rights, preferences, participating, optional and other special rights and the qualifications, limitations or restrictions of, and other matters relating to, the Preferred Partner Interests as set forth below in this Section 13.02.

                 (a)   Distributions.

                          (i) The Preferred Partners shall be entitled to receive, when, as and if declared by the General Partner out of funds held by the Partnership to the extent that the Partnership has cash on hand sufficient to permit such payments and funds legally available therefor, cumulative cash distributions at a rate per annum established by the General Partner, calculated on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each, and for any period shorter than a full monthly distribution period, distributions will be computed on the basis of the actual number of days elapsed in such period, and payable in United States dollars monthly in arrears on the last day of each calendar month of each year. In the event that any date on which distributions are payable on the Preferred Partner Interests is not a Business Day, then payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Such distributions will accrue and be cumulative from the original date of issue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Partnership legally available for the payment of distributions, or whether they are deferred.

                          (ii) If distributions have not been paid in full on any series of Preferred Partner Interests, the Partnership may not:

                                  (A) pay or declare and set aside for payment any distributions on any other series of Preferred Partner Interests, unless the amount of any distributions paid on any Preferred Partner Interests is paid on all Preferred Partner Interests then outstanding on a pro rata basis, on the date such distributions are paid, so that

                                        (1)  (x) the aggregate amount of
                          distributions paid on such series of Preferred Partner Interests bears to (y) the aggregate amount of distributions paid on all such Preferred Partner Interests outstanding the same ratio as

                                        (2)  (x) the aggregate of all
                          accumulated arrears of unpaid distributions in respect of such series of Preferred Partner Interests bears to (y) the aggregate of all accumulated arrears of unpaid distributions in respect of such Preferred Partner Interests outstanding;

                                  (B)  pay any distribution on any Interest of
                 any General Partner; or

                                  (C)  redeem, purchase or otherwise acquire
                 any other Preferred Partner Interests or any Interest of any General Partner;

                 until, in each case, such time as all accumulated and unpaid distributions on all series of Preferred Partner Interests shall have been paid in full for all distribution periods terminating on or prior to, in the case of clauses (A) and
                 (B), such payment and, in the case of clause (C), the date of such redemption, purchase or acquisition.

                 (b)  Redemption.

                                  (i) By their acceptance of Preferred Partner Interests, holders of Preferred Partner Interests shall be deemed to have acknowledged and agreed that, with respect to any series of Preferred Partner Interests the proceeds of the sale of which will be used by the Partnership to purchase Subordinated Debentures that may be redeemed by CMS Energy Corporation in its discretion at any time (under certain circumstances), CMS Energy Corporation shall have all rights under the Indenture to redeem such Subordinated Debentures and may redeem such Subordinated Debentures in its discretion, notwithstanding the fact that redemption of such Subordinated Debentures will require the Partnership to redeem Preferred Partner Interests of such series.

                                  (ii)  Notice of any redemption (a "Notice of
                          Redemption") of the Preferred Partner Interests will be given by the Partnership by mail or delivery to each record holder of Preferred Partner Interests to be redeemed not fewer than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph (b)(ii), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, or on the date it was delivered in person, receipt acknowledged to the holders of such Preferred Partner Interests. Each Notice of Redemption shall be addressed to the record holders of the Preferred Partner Interests at the address of the holder appearing in the books and records of the Partnership. No defect in the Notice of Redemption or in the mailing or delivery thereof or publication of its contents shall affect the validity of the redemption proceedings.

                                  (iii)  The Partnership may not redeem fewer
                          than all Preferred Partner Interests of any given series unless all accrued and unpaid dividends on such series have been paid on all Preferred Partner Interests of such series for all dividend periods terminating on or prior to the date of redemption. Subject to applicable law, CMS Energy Corporation or its subsidiaries may at any time and from time to time purchase outstanding Preferred Partner Interests by tender, in the open market or by private agreement. If a partial redemption of outstanding Preferred Partner Interests would result in a delisting of a series of Preferred Partner Interests from any national securities exchange on which the series of Preferred Partner Interests is then listed, the Partnership may then only redeem the series of Preferred Partner Interests in whole.

                                  (iv) If Notice of Redemption shall have been given and payment shall have been made by the Partnership to the record holders of the Preferred Partner Interests, then immediately prior to the close of business on the date of such payment, all rights of the Preferred Partner Interest Owners or holders of such Preferred Partner Interests so called for redemption will cease, except the right of the holders of such securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Partner Interests is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of

                          Preferred Partner Interests is improperly withheld or refused and not made either by the Partnership or by CMS Energy Corporation pursuant to the Guarantee, dividends on such Preferred Partner Interests will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

                 (c) Liquidation Distribution. If, upon any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Partnership, the Liquidation Distribution on any series of Preferred Partner Interests can be paid only in part because the Partnership has insufficient assets available to pay in full the aggregate Liquidation Distribution on all Preferred Partner Interests, then the amounts payable directly by the Partnership on such series of Preferred Partner Interests and on all other series of Preferred Partner Interests shall be paid on a pro rata basis, so that

                                  (i)  the aggregate amount paid in respect of
                          the Liquidation Distribution bears to the aggregate amount paid as liquidation distributions on all other Preferred Partner Interests the same ratio as

                                  (ii)  the aggregate Liquidation Distribution
                          bears to the aggregate maximum liquidation distributions on the other series of Preferred Partner Interests.

If any Liquidation Distribution shall not be made in cash, the holders of Preferred Partner Interests of each series shall receive the corresponding series of Subordinated Debentures held by the Partnership and purchased with the proceeds of each such series of Preferred Partner Interests in accordance with the preceding sentence.

                 (d) Voting Rights. The Limited Partners shall not have any right to vote on matters concerning the Partnership except as specifically set forth in this Agreement, in the Guarantee or as otherwise required by law. If
(i) the Partnership fails to pay dividends in full on any series of Preferred Partner Interests for eighteen (18) consecutive monthly dividend periods; (ii) an Event of Default (as defined in the Indenture) occurs and is continuing on any series of Subordinated Debentures; or (iii) CMS Energy Corporation is in default on any of its payment or other obligations under the Guarantee, then the holders of the Preferred Partner Interests of such series, together with the holders of any other series of Preferred Partner Interests having the right to vote for the appointment of a special representative of the Partnership and the Limited Partners (a "Special Representative") in such event, acting as a single class, will be entitled by the majority vote of such holders to appoint a Special Representative and, if an Event of Default occurs, the Special Representative shall be authorized to enforce the Partnership's creditor rights under the Subordinated Debentures of such series, to enforce the rights of the holders of the Preferred Partner Interests of such series under the Guarantee and to enforce the rights of the holders of the Preferred Partner Interests of such series to receive dividends on the Preferred Partner Interests of such series. The Special Representative shall not be admitted as a partner in the Partnership or otherwise be deemed to be a partner in the Partnership and shall have no liability for the debts, obligations or liabilities of the Partnership. For purposes of determining whether the Partnership has failed to pay dividends in full for 18 consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a Special Representative arises, the General Partner will convene a meeting for the purpose of appointing a Special Representative. If the General Partner fails to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate liquidation preference of the outstanding Preferred Partner Interests will be entitled to convene such meeting. The provisions of this Agreement relating to the convening and conduct of the meetings of Partners will apply with respect to any such meeting. Any Special Representative so appointed shall cease to be a Special Representative of the Partnership and the Limited Partners if the Partnership (or CMS Energy Corporation pursuant to the Guarantee) shall have paid in full all accrued and unpaid dividends on the Preferred Partner Interests or such default or breach, as the case may be, shall have been cured and CMS Energy Corporation, in its capacity as the General Partner, shall continue the business of the Partnership without dissolution. Notwithstanding the appointment of any such Special Representative, CMS Energy Corporation shall continue as General Partner and shall retain all rights under the Indenture, including the right to extend the interest payment period as provided therein.

                 In furtherance of the foregoing, and without limiting the powers of any Special Representative so appointed and for the avoidance of any doubt concerning the powers of the special Representative, if an Event of Default occurs and is continuing, any Special Representative, in its own name and as trustee of an express trust, may institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Partnership's creditor rights directly against CMS Energy

Corporation or any other obligor in connection with such obligations to the same extent as the Partnership and on behalf of the Partnership, and may pursue such proceeding to judgment or final decree, and enforce the same against CMS Energy Corporation or any other obligor in connection with such obligations and collect, out of the property, wherever situated, of CMS Energy Corporation or any such other obligor upon such obligations, the monies adjudged or decreed to be payable in the manner provided by law.

                 If any proposed amendment of this Agreement provides for, or the General Partner otherwise proposes to effect (pursuant to an Action or otherwise), (i) any action which would materially adversely affect the powers, preferences or special rights of any series of Preferred Partner Interests, or (ii) the dissolution, winding-up or termination of the Partnership, other than (x) in connection with the distribution of Subordinated Debentures upon the occurrence of a Tax Event or (y) as described in Section 13.02(e), then the holders of outstanding Preferred Partner Interests will be entitled to vote on such amendment or proposal of the General Partner (but not on any other amendment or proposal) as a class with all other holders of Preferred Partner Interests similarly affected, and such amendment or proposal shall not be effective except with the approval of the holders of 66 2/3% or more of the aggregate liquidation preference of the outstanding Preferred Partner Interests having a right to vote on the matter; provided, however, that no such approval shall be required if the dissolution, winding-up or termination of the Partnership is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the dissolution, winding-up, liquidation or termination of CMS Energy Corporation. Except as otherwise provided under Section 11.02 or the Michigan Act, the Partnership will be dissolved and wound up only with the consent of the holders of all outstanding Preferred Partner Interests.

                 The rights attached to any series of Preferred Partner Interests will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any additional series of Preferred Partner Interests ranking pari passu with the Preferred Partner Interests of such series with regard to participation in the profits and dividends or in the assets of the Partnership.

                 So long as any Subordinated Debentures are held by the Partnership, the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or executing any trust or power conferred on the Trustee with respect to such series, (ii) waive any past default which is waivable under Section 513 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least 66 2/3% in liquidation preference of all series of Preferred Partner Interests affected thereby, acting as a single class; provided, however, that where a consent under the Indenture would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of all series of Preferred Partner Interests affected thereby. The General Partner shall not revoke any action previously authorized or approved by a vote of any series of Preferred Partner Interests. The General Partner shall notify all holders of Preferred Partner Interests of any particular series of any notice of default received from the Trustee with respect to the Subordinated Debentures purchased with the proceeds of the sale of that series of Preferred Partner Interests.

                 Any required approval of Preferred Partner Interests may be given at a separate meeting of such holders convened for such purpose, at a meeting of all of the Partners or pursuant to written consent. The Partnership will cause a notice of any meeting at which holders of any Preferred Partner Interests are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of Preferred Partner Interests. Each such notice will include a statement setting forth (a) the date of such meeting or the date by which such action is to be taken, (b) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and (c) instructions for the delivery of proxies or consents.

                 No vote or consent of the holders of the Preferred Partner Interests will be required for the Partnership to redeem and cancel the Preferred Partner Interests in accordance with this Agreement.

                 Notwithstanding that holders of Preferred Partner Interests are entitled to vote or consent under any of the circumstances described above, any of the Preferred Partner Interests that are owned by CMS Energy Corporation or any entity owned more than 20% by CMS Energy Corporation, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

                 (e) Mergers. The Partnership shall not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Partnership may, without the consent of the holders of any series of Preferred Partner Interests, consolidate, amalgamate, merge with or into, or be replaced by a limited partnership, limited liability corporation or a trust organized as such under the laws of any state of the United States of America; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Partnership under all series of Preferred Partner Interests or (y) substitutes for the Preferred Partner Interests then outstanding other securities having substantially the same terms as such Preferred Partner Interests (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits and dividends or in the assets of the successor entity, at least as high as such Preferred Partner Interests rank with respect to participation in the profits and dividends or in the assets of the Partnership, (ii) CMS Energy Corporation expressly acknowledges such successor entity as the holder of the Subordinated Debentures, (iii) any series of Preferred Partner Interests or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which any series of Preferred Partner Interests are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause any series of Preferred Partner Interests (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of any series of Preferred Partner Interests (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Partnership and (vii) prior to such merger, consolidation, amalgamation or replacement, CMS Energy Corporation has received an opinion of nationally recognized independent counsel to the Partnership experienced in such matters to the effect that (x) such successor entity will be treated as a partnership for federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, CMS Energy Corporation and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the holders of any series of Preferred Partner Interests.

                 (f) Subordination. Each Preferred Partner agrees (i) to the subordination provisions applicable to the Subordinated Debentures, as set forth in Article Twelve of the Indenture, and (ii) to the subordination provisions of the Guarantee set forth in Section 3.03 thereof.

                            ARTICLE XIV - TRANSFERS

                 SECTION 14.01. TRANSFERS OF PREFERRED PARTNER INTERESTS. Preferred Partner Interests may be freely transferred by a Preferred Partner. No Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Agreement. Any transfer or purported transfer of any Interest not made in accordance with this Agreement shall be null and void.

                 SECTION 14.02. TRANSFER OF CERTIFICATES. The General Partner shall provide for the registration of Certificates. Upon surrender for registration of transfer of any Certificate, the General Partner shall cause one or more new Certificates to be issued in the name of the designated transferee or transferees. Every Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer and agreement to be bound by the terms of this Agreement in form satisfactory to the General Partner duly executed by the Preferred Partner or his attorney duly authorized in writing. Each Certificate surrendered for registration of transfer shall be cancelled by the General Partner. A transferee of a Certificate shall provide the Partnership with a completed Form W-8 or such other documents or information as are requested by the Partnership for tax reporting purposes and thereafter shall be admitted to the Partnership as a Preferred Partner and shall be entitled to the rights and subject to the obligations of a Preferred Partner hereunder upon the receipt by such transferee of a Certificate. The transferor of a Certificate shall cease to be a limited partner of the Partnership at the time that the transferee of the Certificate is admitted to the Partnership as a Preferred Partner in accordance with this Section 14.02.


                 SECTION 14.03. PERSONS DEEMED PREFERRED PARTNERS. The partnership may treat the Person in whose name any Certificate shall be registered on the books and records of the Partnership as the Preferred Partner and the sole holder of such Certificate for purposes of receiving distributions and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claims to or interest in such Certificate on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof.

                 SECTION 14.04. BOOK ENTRY INTERESTS. The Certificates, on original issuance, will be issued in the form of a typewritten Certificate or Certificates representing the Book Entry Interests to be delivered to The Depository Trust Company, the initial Clearing Agency, by, or on behalf of, the partnership. Such Certificates shall initially be registered on the books and records of the Partnership in the name of Cede & Co., the nominee of the initial Clearing Agency, and no Preferred Partner Interest Owner will receive a definitive Certificate representing such Preferred Partner Interest Owner's interests in such Certificate, except as provided in Section 14.06. Unless and until definitive, fully registered Certificates (the "Definitive Certificates") have been issued to the Preferred Partner Interest Owners pursuant to Section 14.06:

                          (a)  The provisions of this Section shall be in full
force and effect;

                          (b)  The Partnership and the General Partner shall be
entitled to deal with the Clearing Agency for all purposes of this Agreement (including the payment of distributions on the Certificates and receiving approvals, votes or consents hereunder) as the Preferred Partner and the sole holder of the Certificates and shall have no obligations to the Preferred Partner Interest Owners;

                          (c)  The rights of the Preferred Partner Interest
Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Preferred Partner Interest Owners and the Clearing Agency and/or the Clearing Agency Participants. Unless or until the Definitive Certificates are issued pursuant to Section 14.06, the initial Clearing Agency will make book entry transfers among the Clearing Agency Participants and receive and transmit payments of distributions on the Certificates to such Clearing Agency Participants;

                          (d)  To the extent that the provisions of this
Section conflict with any other provisions of this Agreement, the provisions of this Section shall control; and

                          (e)  Whenever this Agreement requires or permits
actions to be taken based upon approvals, votes or consents of a percentage of the Preferred Partners, the Clearing Agency shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from the Preferred Partner Interest Owners and/or Clearing Agency Participants owning or representing, respectively, such required percentage of the beneficial interests in the Certificates and has delivered such instructions to the General Partner.

                 SECTION 14.05. NOTICES TO CLEARING AGENCY. Whenever a notice or other communication to the Preferred Partners is required under this Agreement, unless and until Definitive Certificates shall have been issued pursuant to Section 14.06, the General Partner shall give all such notices and communications specified herein to be given to the Preferred Partners to the Clearing Agency, and shall have no obligations to the Preferred Partner Interest Owners.

                 SECTION 14.06. SUCCESSOR CLEARING AGENCY; DEFINITIVE CERTIFICATES. If any Clearing Agency (including the initial Clearing Agency) shall cease to be qualified under the Exchange Act or shall otherwise cease to act as depositary for the Preferred Partner Interests, the General Partner may, in its discretion, appoint a successor Clearing Agency to act in such capacity. If (i) the Clearing Agency elects to discontinue its services as securities depository and gives reasonable notice to the Partnership and no successor is appointed, or (ii) the Partnership elects to terminate the book entry system through the Clearing Agency, then the Definitive Certificates shall be prepared by the Partnership. Upon surrender of the typewritten Certificate or Certificates representing the Book Entry Interests by the Clearing Agency, accompanied by registration instructions, the General Partner shall cause the Definitive Certificates to be delivered to the Preferred Partner Interest Owners in accordance with the instructions of the Clearing Agency. The General Partner shall not be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Any Person receiving a Definitive Certificate in accordance with this Article XIV shall be admitted to the Partnership as a Preferred Partner upon receipt of such Definitive Certificate. The Clearing Agency or the nominee of the Clearing Agency, as the case may be, shall cease to be a Limited Partner of the Partnership under this Section 14.06 at the time that at least one additional Person is admitted to the Partnership as a Preferred Partner in accordance with this Section 14.06. The Definitive Certificates shall be printed, lithographed or engraved or may be produced in any other manner as is reasonably acceptable to the General Partner, as evidenced by its execution thereof. The General Partner will appoint a registrar, transfer agent and paying agent for the Preferred Partner Interests. Registration of transfers of Preferred Partner Interests will be effected without charge by or on behalf of the Partnership, but upon payment of any tax or other governmental charges which may be imposed in relation to it. The Partnership will not be required to register or cause to be registered the transfer of Preferred Partner Interests after such Preferred Partner Interests have been called for redemption.


                              ARTICLE XV - GENERAL

                 SECTION 15.01. POWER OF ATTORNEY. (a) The Class A Limited Partner and each Preferred Partner constitutes and appoints the General Partner and the Liquidating Trustee as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (i) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Partnership, (ii) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Partnership in accordance with the provisions hereof and Michigan law, (iii) all other amendments of this Agreement or the Certificate of Limited Partnership and other filings contemplated by this Agreement including, without limitation, amendments reflecting the withdrawal of the General Partner, or the return, in whole or in part, of the contribution of any Partner, or the addition, substitution or increased contribution of any Partner, or any action of the Partners duly taken pursuant to this Agreement whether or not such Partner voted in favor of or otherwise approved such action, and (iv) any other instrument, certificate or document required from time to time to admit a Partner, to effect its substitution as a Partner, to effect the substitution of the Partner's assignee as a Partner or to reflect any action of the Partners provided for in this Agreement.

                 (b) The powers of attorney granted herein (i) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, insanity, incompetency or incapacity (or, in the case of a Partner that is a corporation, association, partnership, limited liability company or trust, shall survive the merger, dissolution or other termination of existence) of the Partner and (ii) shall survive the assignment by the Partner of the whole or any portion of his Interest, except that where the assignee of the whole or any portion thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the General Partner and the Liquidating Trustee to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Partner and shall thereafter terminate. In the event that the appointment conferred in this Section 15.01 would not constitute a legal and valid appointment by any Partner under the laws of the jurisdiction in which such Partner is incorporated, established or resident, upon the request of the General Partner or the Liquidating Trustee, such Partner shall deliver to the General Partner or the Liquidating Trustee a properly authenticated and duly executed document constituting a legal and valid power of attorney under the laws of the appropriate jurisdiction covering the matters set forth in this
Section 15.01.

                 (c) The General Partner may require a power of attorney to be executed by a transferee of a Partner as a condition of its admission as a substitute Partner.

                 SECTION 15.02. WAIVER OF PARTITION. Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership's property or assets.

                 SECTION 15.03. NOTICES. Any notice permitted or required to be given hereunder shall be in writing and shall be deemed given (i) on the day the notice is first mailed to a

Partner by first class mail, postage prepaid, or (ii) on the date it was delivered in person to a Partner, receipt acknowledged, at its address appearing on the books and records of the Partnership. Another address may be designated by a Partner by such Partner giving notice of its new address as provided in this Section 15.03.

                 SECTION 15.04. ENTIRE AGREEMENT. This Agreement, including the exhibits annexed hereto and incorporated by reference herein, contains the entire agreement of the parties hereto and supersedes all prior agreements and understandings, oral or otherwise, among the parties hereto with respect to the matters contained herein.

                 SECTION 15.05. WAIVERS. Except as otherwise expressly provided herein, no purported waiver by any party of any breach by another party of any of his obligations, agreements or covenants hereunder, or any part thereof, shall be effective unless made in a writing executed by the party or parties sought to be bound thereby, and no failure to pursue or elect any remedy with respect to any default under or breach of any provision of this Agreement, or any part hereof, shall be deemed to be a waiver of any other subsequent similar or different default or breach, or any election of remedies available in connection therewith, nor shall the acceptance or receipt by any party of any money or other consideration due him under this Agreement, with or without knowledge of any breach hereunder, constitute a waiver of any provision of this Agreement with respect to such or any other breach.

                 SECTION 15.06. HEADINGS. The section headings herein contained have been inserted only as a matter of convenience of reference and in no way define, limit or describe the scope or intent of any provisions of this Agreement nor in any way affect any such provisions.

                 SECTION 15.07. SEPARABILITY. Each provision of this Agreement shall be considered to be separable, and if, for any reason, any such provision or provisions, or any part thereof, is determined to be invalid and contrary to any existing or future applicable law, such invalidity shall not impair the operation of, or affect, those portions of this Agreement which are valid, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted.

                 SECTION 15.08. CONTRACT CONSTRUCTION. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and reference to singular or plural shall be interchangeable with the other. References in this Agreement to particular sections of the Code or to provisions of the Michigan Act shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement.

                 SECTION 15.09. COUNTERPARTS. This Agreement may be executed in one or more counterparts and each of such counterparts for all purposes shall be deemed to be an original, but all of such counterparts, when taken together, shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

                 SECTION 15.10. BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be deemed for the benefit of creditors or any other Persons, nor shall it be deemed to permit any assignment by a Partner of any of its rights or obligations hereunder except as expressly provided herein.

                 SECTION 15.11. FURTHER ACTIONS. Each of the Partners hereby agrees that it shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purposes of this Agreement and as are not inconsistent with the terms hereof.

                 SECTION 15.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan, without regard to conflicts of laws.

                 SECTION 15.13. AMENDMENTS. Except as otherwise expressly provided herein or as otherwise required by law, this Agreement or any Action may only be amended by a written instrument executed by the General Partner provided, however, that any amendment which would adversely affect the powers, preferences or special rights of any series of Preferred Partner Interests may be effected only as permitted by the terms of such series of Preferred Partner Interests.

                 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                                  GENERAL PARTNER:

                                                  CMS ENERGY CORPORATION



                                           ___________________________
                                           Name:
                                           Title:



                                       CMS ENERGY FINANCE CORPORATION

                                       CLASS A LIMITED PARTNER



                                           ____________________________
                                           Name:
                                           Title: